As filed with the Securities and Exchange Commission on March 1, 2024.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MultiPlan Corporation

(Exact name of registrant as specified in its charter)

Delaware	83-3536151
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

115 Fifth Avenue

New York, New York 10003

(212) 967-1009

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Inducement Option Award

Inducement Restricted Stock Units

(Full title of the plan)

Travis S. Dalton

Chief Executive Officer

MultiPlan Corporation

115 Fifth Avenue

New York, New York 10003

Tel: (212) 780-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

William B. Brentani

Heidi Mayon

Simpson Thacher & Bartlett LLP

2475 Hanover Street

Palo Alto, California 94304

Tel: (650) 251-5000

Fax: (650) 251-5002

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Multiplan Corporation (the “Registrant”, the “Company”, “we” or “us”) has prepared this Registration Statement in accordance with the requirements of Form S-8 under the United States Securities Act of 1933, as amended (the “Securities Act”), to register (i) 6,849,315 shares of its Class A common stock, par value $0.0001 per share (the “Common Stock”) issuable pursuant to a stock option award and (ii) 4,504,504 shares of Common Stock underlying restricted stock units, granted to Travis Dalton, President and Chief Executive Officer, to induce such individual to accept employment with the Registrant in accordance with Rule 303A.08 of the New York Stock Exchange ("NYSE") Listed Company Manual (collectively, the “Dalton Inducement Awards”). The Dalton Inducement Awards were granted on March 1, 2024.

The Inducement Awards were approved by the Registrant’s Board of Directors in compliance with and in reliance on Rule 303A.08 of the NYSE List Company Manual. The Dalton Inducement Awards were granted outside of the Registrant’s existing equity incentive plans.

PART I

The information specified in Item 1 and Item 2 of Part I of this Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to Mr. Dalton pursuant to the Inducement Awards as required by Rule 303A.08.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Company pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(a)	The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on February 29, 2024 (the “Form 10-K”);

(b)	The Company's Current Reports on Form 8-K filed with the Commission January 3, 2024 and January 4, 2024;

(c)

All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the Company’s 10-K referred to in (a) above, excluding any documents or portions of such documents that are furnished under Item 2.02 or Item 7.01 of a current report on Form 8-K and any exhibits included with such Item; and

(d)

The description of the Company’s securities contained in Exhibit 4.4 of the Company's 10-K referred to in (a) above, including any amendment or report filed for the purpose of updating such description.

All documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement (except for any portions of the Company’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission) and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102(b)(7) of the General Corporation Law of the State of Delaware (“DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s second amended and restated certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL, provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.

The Registrant’s amended and restated bylaws provide that the Registrant must indemnify and advance expenses to our directors and officers to the full extent authorized by the DGCL.

The Registrant has entered into indemnification agreements with each of its directors and executive officers. Such agreements may require the Registrant, among other things, to advance expenses and otherwise indemnify its executive officers and directors against certain liabilities that may arise by reason of their status or service as executive officers or directors, to the fullest extent permitted by law. The Registrant intends to enter into indemnification agreements with any new directors and executive officers in the future.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, any provision of the Registrant’s second amended and restated certificate of incorporation, the Registrant’s amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Notwithstanding the foregoing, the Registrant shall not be obligated to indemnify a director or officer in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized by the Board pursuant to the applicable procedure outlined in the Registrant’s amended and restated bylaws.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The Registrant maintains and expects to maintain standard policies of insurance that provide coverage (1) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to the Registrant with respect to indemnification payments that the Registrant may make to such directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against the Registrant’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Registrant and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent the Registrant pays the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

The Registrant believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors or executive officers, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description of Document
5.1*	Opinion of Simpson Thacher & Bartlett LLP
23.1*	Consent of PricewaterhouseCoopers LLP
23.2*	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.1)
24.1*	Powers of Attorney (included in the signature pages to this Registration Statement)
107*	Filing Fee Table

*	Filed herewith

Signatures

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 1st day of March, 2024.

MultiPlan Corporation

By:	/s/ Travis Dalton
Name: Travis Dalton
Title: President and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Travis Dalton	President, Chief Executive Officer (Principal Executive Officer) and Director	March 1, 2024
Travis Dalton

/s/ James M. Head	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	March 1, 2024
James M. Head

/s/ Gerald J. Kozel	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	March 1, 2024
Gerald J. Kozel

/s/ Dale A. White	Executive Chair of the Board of Directors	March 1, 2024
Dale A. White

/s/ Allen R. Thorpe	Lead Independent Director	March 1, 2024
Allen R. Thorpe

/s/ Michael K. Attal	Director	March 1, 2024
Michael K. Attal

/s/ Glenn R. August	Director	March 1, 2024
Glenn R. August

/s/ Richard A. Clarke	Director	March 1, 2024
Richard A. Clarke

/s/ Anthony Colaluca, Jr.	Director	March 1, 2024
Anthony Colaluca, Jr.

/s/ C. Martin Harris	Director	March 1, 2024
C. Martin Harris

/s/ Julie D. Klapstein	Director	March 1, 2024
Julie D. Klapstein

/s/ Michael S. Klein	Director	March 1, 2024
Michael S. Klein

/s/ P. Hunter Philbrick	Director	March 1, 2024
P. Hunter Philbrick

/s/ John M. Prince	Director	March 1, 2024
John M. Prince

/s/ Mark H. Tabak	Director	March 1, 2024
Mark H. Tabak